Exhibit 99.1

News Release

Victory Capital Reports October 2026 Total Client Assets

San Antonio, Texas, November 11, 2026 ― Victory Capital Holdings, Inc. (NASDAQ: VCTR) (“Victory Capital” or the “Company”) today reported Total Assets Under Management (AUM) of $356.7 billion, Other Assets of $3.8 billion, and Total Client Assets of $360.5 billion, as of October 31, 2026.

For the month of October, Average Total AUM was $355.7 billion, average Other Assets was $3.7 billion, and average Total Client Assets was $359.4 billion.

Victory Capital Holdings, Inc.
Total Client Assets (unaudited; in millions) [1]

	As of:
By Asset Class	October 31, 2026	September 30, 2026
Solutions	$116,187	$113,935
Fixed Income	91,373	88,146
U.S. Mid Cap Equity	28,592	27,906
U.S. Small Cap Equity	9,788	9,652
U.S. Large Cap Equity	65,269	65,963
Global / Non-U.S. Equity	37,792	38,849
Alternative Investments	3,979	3,750
Total Long-Term Assets	$352,980	$348,201
Money Market / Short Term Assets	3,761	3,668
Total Assets Under Management[2]	$356,741	$351,869

By Vehicle
Mutual Funds[3]	$177,943	$178,128
Separate Accounts and Other Pooled Vehicles[4]	152,924	150,159
ETFs[5]	25,874	23,582
Total Assets Under Management[2]	$356,741	$351,869

Other Assets[6]
Institutional	$3,755	$3,642
Total Other Assets	$3,755	$3,642

Total Client Assets
Total Assets Under Management	$356,741	$351,869
Total Other Assets	3,755	3,642
Total Client Assets	$360,496	$355,511

By Region
U.S.	$294,431	$289,673
Non-U.S.	66,065	65,838
Total Client Assets	$360,496	$355,511

1Due to rounding, numbers presented in these tables may not add up precisely to the totals provided.

2Total AUM includes both discretionary assets under management and non-discretionary assets under advisement and excludes Other Assets.

3Includes institutional and retail share classes, money market and VIP funds.

4Includes wrap program accounts, CITs, UMAs, UCITS, private funds, and non-U.S. domiciled pooled vehicles.

5Represents only ETF assets held by third parties and excludes ETF assets held by other Victory Capital products.

6Includes low-fee (2 to 4 bps) institutional assets. These assets are included as part of Victory’s Regulatory Assets Under Management reported in Form ADV Part 1.

About Victory Capital

Victory Capital (NASDAQ: VCTR) is a diversified global asset management firm with $360.5 billion in total client assets, as of October 31, 2026. We serve institutional, intermediary, and individual clients through our Investment Franchises and Solutions Platform, which manage specialized investment strategies across traditional and alternative asset classes. Our differentiated approach combines the power of investment autonomy with the support of a robust, fully integrated operational and distribution platform. Clients have access to focused, top-tier investment talent equipped with comprehensive resources designed to deliver competitive long-term performance.

Victory Capital is headquartered in San Antonio, Texas. To learn more, visit www.vcm.com or follow us on Facebook, Twitter (X), and LinkedIn.

Contacts

Investors:

Carly Thomas

Director, Investor Relations and Responsible Business

210-694-9658

cthomas@vcm.com

Media:
Jessica Davila Burgess

Director of Global Communications

210-694-9693

Jessica_davila@vcm.com